    December 9, 2011

Nuveen Multistate Trust I

    Nuveen Colorado Municipal Bond Fund

333 West Wacker Drive

Chicago, Illinois 60606

Ladies and Gentlemen:

We are acting as counsel to Nuveen Multistate Trust I, a Massachusetts business trust (the “Trust”), in connection with the filing of the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), covering the issuance of Class A and Class I shares of beneficial interest, par value $.01 per share (the “Shares”), of Nuveen Colorado Municipal Bond Fund, a series of the Trust (the “Acquiring Fund”), pursuant to the proposed reorganization of Nuveen Colorado Tax Free Fund (the “Acquired Fund”), a series of Nuveen Investment Funds, Inc. (the “Corporation”), as described in the Registration Statement and pursuant to the form of Agreement and Plan of Reorganization by and between the Trust, on behalf of the Acquiring Fund, and the Corporation, on behalf of the Acquired Fund, included in the Registration Statement (the “Agreement”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering that opinion, we have examined the Registration Statement, the Trust’s Declaration of Trust, as amended (the “Declaration of Trust”), the Trust’s Amended and Restated By-Laws, the actions of the Trustees of the Trust that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to (a) the statutory laws and regulations of the United States of America and (b) the statutory laws and regulations of the Commonwealth of Massachusetts (excluding any cases decided thereunder), which, in our experience, are normally directly applicable

Nuveen Multistate Trust I

    Nuveen Colorado Municipal Bond Fund

December 9, 2011

to the issuance of shares of beneficial interest by an entity such as the Trust. We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Registration Statement and the Agreement have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Registration Statement and the Agreement, subject to compliance with the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Registration Statement and the Agreement will be validly issued, fully paid and non-assessable.

Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Trust or the Acquiring Fund. However, the Declaration of Trust disclaims shareholder liability for any personal liability for any debt or obligations of the Trust. The Declaration of Trust provides that the Shareholder or former Shareholder shall be entitled out of the assets of the Trust to be held harmless from and indemnified against all loss and expense arising from any such personal liability; provided, however, there shall be no liability or obligation of the Trust arising thereunder to reimburse any Shareholder for taxes paid by reason of such Shareholder’s ownership of any Share or for losses suffered by reason of any changes in value of any Trust assets. The Trust shall, upon request by the Shareholder or former Shareholder, assume the defense of any claim made against the Shareholder or former Shareholder for any act or obligation of the Trust and satisfy upon judgment thereon. Capitalized terms in this paragraph have the same meanings as ascribed to them in the Trust’s Declaration of Trust.

This opinion is rendered solely for your use in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Nuveen Multistate Trust I

    Nuveen Colorado Municipal Bond Fund

December 9, 2011

Very truly yours,

/s/ VEDDER PRICE P.C.